As filed with the Securities and Exchange Commission on October 4, 2013

Registration No. 333-170972

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

EZCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5900 (Primary Standard Industrial Classification Code Number)

74-2540145 (I.R.S. Employer Identification Number)	1901 Capital Parkway Austin, Texas 78746 (512) 314-3400 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Name, address and telephone number of agent for service:	Copy of communications to:

Thomas H. Welch, Jr. Senior Vice President, General Counsel and Secretary EZCORP, Inc. 1901 Capital Parkway Austin, Texas 78746 (512) 314-3400	Christine A. Hathaway Vinson & Elkins L.L.P. 2001 Ross Avenue, Suite 3700 Dallas, Texas 75201-2975 214-220-7700

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

US 2104707v.9

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer    ☒    Accelerated filer    ☐    Non-accelerated filer    ☐    Smaller reporting company    ☐
(Do not check if a smaller reporting company)
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer) ☐

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-170972) (the “Registration Statement”) filed by EZCORP, Inc., a Delaware corporation (“Registrant”), with the Securities and Exchange Commission on December 3, 2010, which registered 2,000,000 shares of Registrant’s Class A Non-Voting Common Stock, par value $0.01 per share (“Class A Common Stock”), is being filed to deregister any securities registered pursuant to the Registration Statement and not otherwise sold thereunder.
On October 2, 2013, pursuant to the Agreement and Plan of Merger, dated as of October 1, 2013 (the “Merger Agreement”), between Registrant and EZMergeco, Inc., a Delaware corporation and a newly formed direct wholly owned subsidiary of Registrant (“MergeCo”), in an internal reorganization transaction structured as a merger, Registrant merged with and into MergeCo, with MergeCo continuing as the surviving corporation (the “Reorganization”). At the effective time of the Reorganization, MergeCo changed its name to “EZCORP, Inc.” (referred to herein as “EZCORP”) and succeeded to all of the assets and liabilities of Registrant. EZCORP has conducted and will continue to conduct the same business and operations as Registrant immediately prior to the Reorganization.
As a result of the Reorganization, Registrant has terminated any and all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by Registrant in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, removes from registration any and all Class A Common Stock registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933 and Rule 478 thereunder, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 4th day of October, 2013.

EZCORP, INC.

By:	/s/ Thomas H. Welch, Jr.
Name: Thomas H. Welch, Jr.
Title: Agent for Service

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933.